November 6, 2011

General Electric Capital Corporation
901 Main Avenue
Norwalk, CT 06851-1168

Re: General Electric Capital Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

          This opinion is furnished in connection with the preparation and filing by General Electric Capital Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $3,000,000,000 aggregate principal amount of the Company’s GE Capital Select Term Notes (the “Notes”), to be issued from time to time under an Indenture dated as of November 5, 2012 (the “Indenture”), between the Company and Bank of New York Mellon as Successor Trustee (the “Trustee”).

          I have examined the Indenture, originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

          Based upon and subject to the foregoing and in reliance thereon, and assuming that: (a) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (c) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws; (d) all Notes will be issued and sold in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (e) none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note, nor the compliance by the Company with the terms of such Note will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company; (f) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Notes offered or issued will have been duly authorized and validly executed and delivered by the

Company and the other parties thereto; (g) the Indenture is the valid and legally binding obligation of the Trustee; and (h) all corporate action required to be taken by the Company to duly authorize each proposed issuance of the Notes shall have been completed, I am of the opinion that, when the issuance of the Notes and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Notes have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Notes will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

          The opinion set forth above is each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          I express no opinion regarding any: (i) waiver of stay, extension or usury laws; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws.

          This opinion is given as of the date hereof and is limited to the Federal laws of the United States and the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof.

          I consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name under the caption “Legal Opinion” in the Registration Statement and the prospectus that forms a part thereof. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any Notes is prepared and filed by the Company with the Commission on a future date and the prospectus supplement or pricing supplement contains my opinion and a reference to me substantially in the form set forth below, this consent shall apply to my opinion and the reference to me in substantially such form:

“In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 6, 2012, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 6, 2012.”

Very truly yours,

/s/ Fred A. Robustelli

Fred A. Robustelli